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                      TELTECH RESOURCE NETWORK CORPORATION

              1995 KEY EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT, made this _____ day of ________, between TELTECH RESOURCE NETWORK CORPORATION, a Minnesota corporation (the "Company"), and ____________, (the "Optionee");

                              W I T N E S S E T H :

         WHEREAS, the Optionee on the date hereof is an employee, officer or director of the Company or a Subsidiary of the Company; and

         WHEREAS, to induce the Optionee to further the Optionee's efforts in its behalf, the Company desires to grant to the Optionee an option to purchase shares of its Common Stock;

         WHEREAS, the Company's board of Directors has adopted a stock option plan providing for the grant of nonqualified stock options known as the "Teltech Resource Network Corporation 1995 Key Employee Nonqualified Stock Option Plan" (hereinafter referred to as the "Plan"); and

         WHEREAS, on the date hereof, the Company's Board of Directors (or, if so appointed and empowered by the board, the Board's Stock Option Committee) authorized the grant of this option to the Optionee;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Optionee hereby agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to the Optionee, on the date of this Agreement, the Option to purchase ________ shares of the Common stock of the Company (the "Option Stock") subject to the terms and conditions herein contained, and subject only to adjustment in such number of shares as provided in Section 10 of the Plan.

         2. OPTION PRICE. During the term of this option, the purchase price for the shares of Option Stock granted herein is $ ______ per share, subject only to adjustment of such price as provided in Section 10 of the Plan.

         3. TERM OF OPTION. The term during which this option may be exercised expires at the close of business on ________ unless terminated earlier under the provisions of Paragraphs 10 or 11 below. This option shall be exercisable immediately to the extent of _______ percent of the total number of shares granted under paragraph 1 above. Thereafter this option shall be exercisable to the extent of __________ percent of such total number of shares during each succeeding year until the earlier of the time this option shall have become exercisable to the extent of One Hundred Percent (100%) of the total number of shares specified in Paragraph 1 or its expiration. If the Optionee does not purchase in any option year the full number of shares which the Optionee is entitled to purchase that year, the Optionee may purchase in any subsequent option year such previously unpurchased shares in addition to those the Optionee is otherwise entitled to purchase. If this option has been granted prior to approval of the Plan by the Company's shareholders, this option shall not be exercisable until such approval is obtained.

         4. PERSONAL EXERCISE BY OPTIONEE. This option shall, during the lifetime of the Optionee, be exercisable only by said Optionee and shall not be transferable by the Optionee, in whole or in part, other than by will or by the laws of descent and distribution.

         5. MANNER OF EXERCISE OF OPTION. This option is to be exercised by the Optionee (or by the Optionee's successor of successors) by giving written notice to the Company of an election to exercise such option. Such notice shall specify the number of shares to be purchased hereunder and shall specify a date (not more than 30 calendar days and not less than 10 calendar days from the date of delivery of the notice to the Company) on which the Optionee shall deliver payment of the full purchase price for the shares being purchased and the Company shall deliver

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certificates to the Optionee representing the shares so purchased. Such notice shall be delivered to the Company at its principal place of business. An option shall be considered exercised at the time the Company receives such notice. Upon receipt of such notice and subject to the Provisions of Paragraph 9 below, the Company shall, on the dates specified in such notice and against payment by the Optionee of the required purchase price, deliver to the Optionee certificates for the shares so purchased. Payment for shares of Option Stock may be made in the form of cash, certified check, or such other payment method as may be authorized by the Board of Directors. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

         6. RIGHTS AS A SHAREHOLDER. The Optionee or a transferee of this option shall have no rights as a shareholder with respect to any shares covered by this option until the date of the issuance of a stock certificate for such shares, except as provided in Section 11 of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record is prior to the date such stock certificate is issued, except as provided in Section 11 of the Plan.

         7. STOCK OPTION PLAN. The option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan is attached hereto or has been made available to the Optionee and is hereby made a part of this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this option and the Optionee, and in the event of any question as to the construction of this Agreement or of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

         8. WITHHOLDING TAXES. In order to permit the Company to receive a tax deduction in connection with the exercise of this option, the Optionee agrees that as a condition to any exercise of this option, the Optionee will also pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes required by law to be withheld with respect to the option's exercise.

         9. INVESTMENT PURPOSE. The Company requires as a condition to the grant and exercise of this option that any stock acquired pursuant to this option be acquired for only investment if, in the opinion of counsel for the Company, such is required or deemed advisable under securities laws or any other applicable law, regulation or rule or any government of governmental agency. In this regard, if required by the Company, the Optionee, prior to the acquisition of any shares pursuant to this option, shall execute an investment letter to the effect that the Optionee is acquiring shares pursuant to the option for investment purposes only and not with the intention of making any distribution of such shares and will not dispose of the shares in violation of the applicable federal and state securities laws. The optionee also agrees that, as provided in
Section 12 of the Plan, the Board or the Committee may delay the exercise of any rights granted under the Plan to insure compliance with all legal requirements.

         10. TERMINATION OF EMPLOYMENT OR DIRECTORSHIP (FOR REASONS OTHER THAN DEATH). If the Optionee ceases to be an employee of the Company or any Subsidiary for any reason other than because of death (as described below) or because of the sale, merger, or liquidation of the Company (which is covered by the provisions of Section 11 of the Plan), this option shall terminate (notwithstanding Paragraph 3 of this Agreement), on the earlier of (i) the close of business on the three-month anniversary date of the Optionee's termination, and (ii) this option's originally stated expiration date. In such period following such termination of employment or directorship, this option shall be exercisable as provided above only to the extent the option was exercisable on the date of termination of employment or directorship but had not previously been exercised. In the event of a merger with Knight Ridder Information, Inc., Section 16 of the Plan shall govern.

         11. DEATH OF OPTIONEE. If the Optionee dies (1) while an employee or director of the Company or any Subsidiary, or (2) within a period of three months after his termination of employment or directorship with the Company or any Subsidiary as provided in Paragraph 10, this option shall terminate (notwithstanding Paragraph 3 of this Agreement) on the earlier of (i) the close of business on the one-year anniversary date of the Optionee's death, and (ii) this option's originally stated expiration date. In such period following the Optionee's death, this option may be exercised only by the person or person to whom the Optionee's rights under this option shall have passed by the Optionee's will or by the laws of descent and distribution, and only to the extent the option was exercisable on the date of death but had not previously been exercised.

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         12. RECAPITALIZATIONS, SALES, MERGERS, EXCHANGES, CONSOLIDATIONS,
LIQUIDATION. In the event of an increase or decrease in the number of shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, the number of shares of Option Stock reserved under Section 6 hereof and the number of shares of Option Stock covered by each outstanding option and the price per share thereof shall be adjusted by the Board to reflect such change. Additional shares which may be credited pursuant to such adjustments shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.

         Unless otherwise provided in the stock option agreement, in the event of

         (i) an acquisition of the Company by a corporation, partnership, trust or other entity not controlled by the Company through
                  (A) the sale of substantially all of the Company's assets and the consequent discontinuance of its business or (B) through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (collectively referred to as a transaction), or

         (ii) a change of control such that (A) any individual, partnership, trust or other entity becomes after the effective date of the Plan the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors of the Company, or (B) individuals who constitute the Board of Directors of the Company on the effective date of the Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Board of Directors of the Company on the effective date of the Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (B) considered as though such person were a member of the Board of Directors of the Company on the effective date of the Plan (collectively referred to as a "change of control"), all outstanding options shall become immediately exercisable, whether or not such options had become exercisable prior to the transaction or change of control; provided, however, that if the acquiring party seeks to have the transaction accounted for on a "pooling of interests" basis and, in the opinion of the Company's independent certified public accountants, accelerating the exercisability of such options would preclude a pooling of interests under generally accepted accounting principles, the exercisability of such options shall not accelerate. In addition to the foregoing, in the event of such a transaction or change of control, the Board may provide for one or more of the following:

         (a) the complete termination of this Plan and cancellation of outstanding options not exercisedprior to a date specified by the Board (which date shall give Optionees a reasonable period of time in which to exercise the options prior to the effectiveness of such transactions);

         (b) that Optionees holding outstanding incentive or nonqualified options shall receive, with respect to each share of Option Stock subject to such options, as of the effective date of any such transaction, cash in an amount equal to the excess of the Fair Market Value of such Option Stock on the date immediately preceding the effective date of such transaction over the option price per share of such options; provided that the Board may, in lieu of such cash payment, distribute to such Optionees shares of stock of the Company or shares of stock of any corporation succeeding the Company by reason of such transaction, such shares having a value equal to the cash payment herein; or

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         (c) the continuance of the Plan with respect to the exercise of options which were outstanding as of the date of adoption by the Board of such plan for such transaction and provide to Optionees holding such options the right to exercise their respective options as to an equivalent number of shares of stock of the corporation succeeding the Company by reason of such transaction.

The Board may restrict the rights of or the applicability of this Section 13 to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation. The grant of an option pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

         13. SCOPE OF AGREEMENT. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Optionee and any successor or successors of the Optionee permitted by Paragraph 4 above.

         IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement in the manner appropriate to each, as of the day and year first above written.

                                            TELTECH RESOURCE NETWORK CORPORATION

                                        By
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                                        Its  CEO
                                           -------------------------------------


                                        ----------------------------------------
                                             Optionee


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